Exhibit 99.1

Diamondback Energy, Inc. Announces Accretive Entry Into The Delaware Basin, Increases 2016 Production Outlook and Provides Operational Update

Midland, TX (July 13, 2016) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced that it has entered into a definitive purchase agreement with an unrelated third party seller to acquire leasehold interests and related assets in the Southern Delaware Basin for an aggregate purchase price of $560 million, subject to certain adjustments. Upon completion, the pending acquisition will provide Diamondback with primarily operated leasehold interests, the majority of which are located along the Pecos River in Reeves and Ward counties, Texas.

ACQUISITION HIGHLIGHTS:

•	19,180 net surface acres primarily in Reeves and Ward counties

•	Approximately 1,000 boe/d of current net production based on data provided from the seller

•	Net proved developed reserves, based on internal estimates as of July 2016, were approximately 2.2 MMboe

•	290 net identified potential horizontal drilling locations across four zones with additional upside potential in other zones and through downspacing

•	Contiguous position supports average lateral lengths of approximately 9,500 feet

•	Salt water disposal (“SWD”) infrastructure and additional assets valued at $10 to $15 million

GUIDANCE UPDATE:

•
Diamondback is increasing its 2016 production guidance to a range of 38.0 to 40.0 Mboe/d, up 11% from the midpoint of the February guidance range of 32.0 to 38.0 Mboe/d, as a result of increasing activity from three to four rigs in the second half of 2016 as well as continued strong well performance.

◦	Diamondback now intends to complete 60 to 75 gross horizontal wells this year, an increase of approximately 30% from the midpoint of the prior range of 35 to 70 gross horizontal wells.

◦	In conjunction with increased completions, the Company is increasing its 2016 capital expenditure guidance to $350 to $425 million from the prior range of $250 to $375 million.

◦	If commodity prices continue to strengthen, Diamondback could add a fifth rig in the fourth quarter of 2016.

•
The Company is decreasing its full year 2016 lease operating expense (“LOE”) guidance to $5.50 to $6.25 per boe from a prior range of $5.50 to $6.50 per boe as a result of continued cost savings and efficiency improvements.

OPERATIONS UPDATE:

•	The Company recently completed two Wolfcamp A wells in Spanish Trail with an average lateral length of 10,800 feet. The wells have produced an average of 1,665 boe/d (92% oil) over fourteen days.

•	Diamondback is currently operating four horizontal rigs and two completion crews.

•
Diamondback’s average daily production during Q2 2016 was 36,841 boe/d (72% oil). Average realized prices during Q2 2016 were $41.88 per barrel of oil, $1.60 per Mcf of natural gas and $13.95 per barrel of natural gas liquids.

•
Diamondback’s subsidiary, Viper Energy Partners LP (“Viper”), had Q2 2016 production of 5,380 boe/d (76% oil). Viper’s Q2 2016 average realized prices were $41.73 per barrel of oil, $1.56 per Mcf of natural gas and $13.03 per barrel of natural gas liquids. Viper expects to be at the low end of its 6.0 to 6.5 Mboe/d guidance range for 2016 as a result of the operators of its mineral acreage deferring completions during the first half of 2016.

“Diamondback’s accretive entrance into the Delaware Basin represents another strategic milestone for our company. The acreage sits within the most coveted area of the Southern Delaware Basin and has significant multi-zone and long-lateral potential. We believe that two of the three derisked zones across the acreage have comparable estimated ultimate recoveries (“EURs”) per lateral foot to the Lower Spraberry in the Northern Midland Basin. With Diamondback’s proven ability to execute, we now believe we have a path to achieve 100,000 boe/d in daily production in the coming years. Additionally, with a much lower cost of entry than in the Midland Basin and our peer leading costs, we expect to maintain our best-in-class leverage metrics as we grow. We are excited to add another core asset to our portfolio and intend to operate a dedicated rig there next year,” stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, “We believe our recently added fourth rig will put us in a position of strength exiting the year and enable us to have double digit production growth in 2017 while spending within cash flow at a $55 flat WTI price environment. Early performance from our Glasscock and Howard County wells continues to impress, and these areas will be core assets for Diamondback for years to come. We are encouraged by early production from our first operated three-well pad in Howard County and intend to provide 30-day rates when available.”

ENTERING THE DELAWARE BASIN THROUGH ACCRETIVE ACQUISITION

Diamondback has entered into a definitive purchase agreement to acquire from an unrelated third party seller approximately 38,765 gross (19,180 net) acres in the Southern Delaware Basin and related assets for $560 million, subject to certain adjustments. The transaction, which is expected to close in September 2016, marks Diamondback’s entry into the Southern Delaware Basin and will bring total leasehold to approximately 105,000 net acres, assuming all acreage is acquired.

The assets, primarily located along the Pecos River in Reeves and Ward counties, include approximately 1,000 boe/d of current net production based on data provided by the seller. The acreage has production from 19 gross producing vertical wells and 11 gross producing horizontal wells. Net proved developed reserves, based on Diamondback’s internal estimates as of July 1, 2016, were approximately 2.2 MMboe. The Company’s estimate of proved developed reserves is based on analysis of production data provided by the sellers, as well as available geologic and other data, and the Company may revise its estimates following ownership of these properties.

Recent horizontal wells in the surrounding area have confirmed geochemical data that indicates the three primary targets (Wolfcamp A, Wolfcamp B and 3rd Bone Spring) are within the over-pressured oil window. Diamondback believes that development potential within the footprint of the acquisitions includes 290 net horizontal locations, based on 880 foot inter-lateral spacing in the Wolfcamp A and B and 1,320 foot inter-lateral spacing in the 2nd and 3rd Bone Spring. Additional development potential may exist in the Bone Spring and Wolfcamp as well as through additional downspacing.

The contiguous and undeveloped nature of the acreage is conducive for efficient development. Diamondback believes that the identified potential horizontal locations are conducive to more capital efficient longer laterals with an average of 9,500 feet. Existing saltwater disposal and gathering infrastructure along with other assets are valued at $10 to $15 million. Based on petrophysical analysis of open hole logs, the Company believes that the acreage may have significantly more potential oil in place through the Wolfcamp B than in the Northern Midland Basin.

Diamondback intends to finance the acquisitions, subject to market conditions and other factors, through a combination of cash on hand and proceeds from one or more capital markets transactions, which may include debt or equity offerings.

The acquisition is expected to close in September 2016; however, the transaction remains subject to completion of due diligence and satisfaction of other closing conditions, and there can be no assurance that the transaction will be completed as planned or at all.

UPDATED 2016 GUIDANCE

Below is Diamondback’s updated full year 2016 guidance, which has been updated to reflect increased production and completion activity. Additionally, the Company continues to achieve peer-leading operating costs and is decreasing its guidance for lease operating expense (including workover costs) to $5.50 to $6.25/boe from $5.50 to $6.50/boe previously. As a result of increased activity, the Company is increasing its capital expenditure guidance for drilling, completion and infrastructure to $350 to $425 million from $250 to $375 million previously.

2016 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Total Net Production – MBoe/d	38.0 - 40.0	6.0 - 6.5

Unit costs ($/boe)
Lease operating expenses, including workovers	$5.50 - $6.25	n/a
Gathering & Transportation	$0.50 - $1.00	$0.25-$0.50
G&A
Cash G&A	$1.00 - $2.00	$0.50-$1.50
Non-cash equity-based compensation	$1.50 - $2.50	$2.00-$3.00
DD&A	$13.00 - $15.00	$14.00-$16.00
Interest expense (net of interest income)	$2.50 - $3.50

Production and ad valorem taxes (% of revenue)(a)	8.0%	8.0%

($ - million)
Gross horizontal well costs(b)	$5.0 - $5.5	n/a
Horizontal wells completed (net)	60 - 75 (50 - 63)

Capital Budget ($ - million)
Horizontal drilling and completion	$305 - $360	n/a
Infrastructure	$30 - $40	n/a
Non-op and other	$15 - $25	n/a
2016 Capital Spend	$350 - $425	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

(b)	Assumes a 7,500’ average lateral length.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on the Permian Basin.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements, including specifically the statements regarding the acquisitions announced above. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com